SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549




                            FORM 8-K


                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                          July 15, 1999
                        (Date of Report)





                   GEORGIA-PACIFIC CORPORATION
     (Exact Name of Registrant as Specified in its Charter)


                             GEORGIA
                    (State of Incorporation)

                             1-3506
                    (Commission File Number)

                           93-0432081
              (IRS Employer Identification Number)

       133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
            (Address of Principal Executive Offices)

                         (404) 652-4000
      (Registrant's Telephone Number, including area code)

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Item 2.      Acquisition or Disposition of Assets.

   The tender offer (the "Offer") by Atlanta Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of Georgia-Pacific Corporation (the "Corporation"), for all of the outstanding shares of common stock, par value $.001 per share (the "Shares"), of Unisource Worldwide, Inc. ("Unisource") expired at 12:00 Midnight, New York City Time, on June 25, 1999, and Purchaser thereafter accepted for payment pursuant to the Offer all validly tendered Shares. Pursuant thereto, the Corporation and Purchaser acquired 63,732,482 Shares, which Shares, together with the 1,000 Shares already owned by the Corporation represented approximately 90.7% of the then outstanding Shares of Unisource.

   The Offer, which was made pursuant to a Tender Offer Statement on Schedule 14D-1 filed with the Securities and Exchange Commission on May 28, 1999, as amended (the "Schedule 14D-1"), consisted of an offer by Purchaser to purchase all of the Shares of Unisource at a purchase price of $12.00 per Share, net to the seller in cash.

   Pursuant to an Agreement and Plan of Merger dated as of May 25, 1999 (the "Merger Agreement"), among the Corporation, Purchaser and Unisource, Purchaser was merged with and into Unisource (the "Merger") on July 6, 1999 (the "Effective Time"). At the Effective Time, and by virtue of the Merger, Shares of Unisource that were not tendered into the Offer (other than Shares held by (i) Unisource or (ii) the Corporation and its subsidiaries) were converted into the right to receive $12.00 per Share in cash, subject to dissenters' rights.

     The Offer was not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to consummate the Offer and the Merger, repay certain outstanding indebtedness of Unisource which became payable upon completion of the Merger and pay related fees and expenses is approximately $1.3 billion. Purchaser has obtained all such funds from the Corporation.

     The Corporation has borrowed $470 million of the total amount required by Purchaser by increasing its existing accounts receivable sale program with a consortium of banks led by Canadian Imperial Bank of Commerce from $280 million at March 31, 1999 to a total of $750 million. The Corporation pays for funds advanced under this program at approximately 35 basis points over the commercial paper borrowing costs of the acquirors of such receivables, plus applicable fees. This program, which is not otherwise collateralized, matures on June 15, 2000.

     An additional $836,625,000 of the total amount required has been obtained from the public offering and sale by the Corporation of Premium Equity Participation Security Units (the "PEPS Units") each consisting of a senior deferrable interest-bearing note maturing on August 16, 2004 and a stock purchase contract requiring the purchase of $50 worth of shares of the Corporation Common Stock (as defined below) not later than August 16, 2002. The number of shares purchased for $50 will depend on the average closing price of the Corporation's Georgia-Pacific Group Common Stock over a twenty trading-day period ending August 13, 2002. The PEPS Units will provide a total yield of approximately 7.5% per annum.

     The Corporation also utilized a 364-day non-collateralized bridge loan of up to $1.0 billion, which was extended to the Corporation by Morgan Stanley Senior Funding, Inc. at an interest rate of approximately 100 basis points over LIBOR. All such borrowings under this bridge loan have been repaid from proceeds from the sale of the PEPS Units.

     The Corporation is the leading manufacturer and distributor of building products in the United States and one of the world's leading manufacturers and distributors of pulp, paper and related chemicals for the forest products industry. Unisource is the largest independent distributor of printing and imaging products, packaging systems and sanitary maintenance supplies in North America and the Corporation intends to operate Unisource in a manner consistent with its philosophy of investing for the long term. Other business strategies under review include the making of additional capital expenditures at Unisource's facilities, review of the Corporation's and Unisource's operations, the disposition of certain assets not essential for the combined entity's principal operations and the reduction of selling, general and administrative and other expenses.

   Information concerning Unisource, the Offer and the Merger, including the amount and source of funds for the Offer and the Merger, is set forth in the Offer to Purchase filed as Exhibit
(a)(1) to the Schedule 14D-1 and in the Merger Agreement, filed as Exhibit 99(c)(1) to the Schedule 14D-1.


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Item 7.     Financial Statements, Pro Forma Financial Information
               and Exhibits.

(a) Financial statements of business acquired

    (1) The audited consolidated financial statements of Unisource Worldwide, Inc. contained in its Form 10-K Annual Report for the fiscal year ended September 30, 1998, previously filed with the Securities and Exchange Commission, are incorporated herein by this reference.

    (2) The unaudited consolidated financial statements of Unisource Worldwide, Inc. contained in its Form 10-Q Quarterly Reports for the quarters ended December 31, 1998 and March 31, 1999, previously filed with the Securities and Exchange Commission, are incorporated herein by this reference.

(b) Pro forma financial information

    (1) Pro-forma financial information required by Item 7 of Form 8-K will be filed by amendment by no later than 60 days after this report.

(c) Exhibits

Exhibit     Offer to Purchase, dated May 28, 1999 (filed as
2.1         Exhibit (a)(1) to the Schedule 14D-1 of Atlanta
            Acquisition Corp. and Georgia-Pacific Corporation, and incorporated herein by this reference thereto).

      2.2 Agreement and Plan of Merger dated as of May 25, 1999, among Unisource Worldwide, Inc., Georgia-Pacific Corporation and Atlanta Acquisition Corp. (filed as Exhibit 99(c)(1) to the Schedule 14D-1 of Atlanta Acquisition Corp. and Georgia-Pacific Corporation, and incorporated herein by this reference thereto).

      23    Consent of Independent Public Accountants.
            The consent of Arthur Andersen & Co. will be filed at the earliest practicable date.

      99 Press release issued by Georgia-Pacific Corporation on July 6, 1999.

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                           SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:  July 15, 1999


                               GEORGIA-PACIFIC CORPORATION



                                  By /s/ Kenneth F. Khoury
                                     Kenneth F. Khoury
                                     Vice President, Deputy
                                        General Counsel and
                                         Secretary

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